UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2026

Seven Hills Realty Trust

(Exact name of registrant as specified in its charter)

Maryland	001-34383	20-4649929
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458

(Address of principal executive offices, including zip code)

(617) 332-9530
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of Beneficial Interest	SEVN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this Current Report on Form 8-K, the terms “we”, “us”, “our” and “the Company” refer to Seven Hills Realty Trust.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeffrey P. Somers

On June 9, 2026, Jeffrey P. Somers resigned as an Independent Trustee, effective following the conclusion of the Company’s annual meeting of shareholders held on the same day (the “Annual Meeting”). Mr. Somers advised the Board of Trustees (the “Board”) that his resignation was not the result of any disagreement with the Company, its management or the Board on any matter relating to the Company’s operations, policies or practices.

Election of Mark A. Talley

Also on June 9, 2026, the Board, pursuant to a recommendation of the Nominating and Governance Committee of the Board, elected Mark A. Talley as an Independent Trustee in Class II of the Board to fill the vacancy caused by the resignation of Mr. Somers and to serve the remainder of Mr. Somers’s term as an Independent Trustee. The Board appointed Mr. Talley to serve on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board.

Mr. Talley, age 61, was a principal and one of the founding partners of Greenwood Commercial Real Estate, where he primarily provided acquisition, disposition and leasing services for clients regarding office real estate, from 2021 to 2023. Mr. Talley founded Griswold Realty Advisors in 2012 and continues to work with the firm. Mr. Talley has served as an Independent Trustee of Office Properties Income Trust since 2022. From 2007 until 2012, Mr. Talley served as vice president at Grubb & Ellis. Mr. Talley served as a client relationship manager at Jones Lang LaSalle (including its predecessor LaSalle Partners) from 1995 to 2007. Mr. Talley has also held various roles in non-profit and civic leadership in the Detroit, Michigan area.

The Board concluded that Mr. Talley is qualified to serve as an Independent Trustee in accordance with the requirements of The Nasdaq Stock Market LLC, the Securities and Exchange Commission and our governing documents. For his service as an Independent Trustee, Mr. Talley will be entitled to the compensation we generally provide to Independent Trustees. There is no arrangement or understanding between Mr. Talley and any other person pursuant to which Mr. Talley was selected as a Trustee. There are no transactions, relationships or agreements between Mr. Talley and us that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Talley does not have a family relationship with any member of the Board or any of our executive officers.

In connection with his election as an Independent Trustee, we entered into an indemnification agreement with Mr. Talley, which agreement is on substantially the same terms as the indemnification agreements we have entered with our other Trustees and executive officers. We have previously filed a form of indemnification agreement entered into by our Trustees with us as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, which form is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s shareholders voted on the election of two Independent Trustees and one Managing Trustee in Class I of the Board, each for a three year term of office continuing until the Company’s 2029 annual meeting of shareholders and until her or his respective successor is duly elected and qualifies. The following persons were elected as Trustees and received the following votes:

Nominee	Votes For	Withhold	Broker Non-Votes
Ann M. Danner	12,668,995	1,063,799	5,333,706
William A. Lamkin	11,708,471	2,024,323	5,333,706
Matthew P. Jordan	13,097,434	635,360	5,333,706

The Company’s shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditors to serve for the 2026 fiscal year. This proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
18,380,982	542,376	143,142	N/A

The results reported above are final voting results.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN HILLS REALTY TRUST

By:	/s/ Matthew C. Brown
Name:	Matthew C. Brown
Title:	Chief Financial Officer and Treasurer

Date:  June 10, 2026